Exhibit 99.1

CenturyLink announces redemption of certain Qwest Corporation senior notes

MONROE, La., Aug. 20, 2018 – CenturyLink, Inc. (NYSE: CTL) today announced that its indirect wholly owned subsidiary, Qwest Corporation (“Qwest”), has issued notices to call for redemption 100% of the aggregate principal amount of four outstanding series of debt (each an “Issuance” and together the “Issuances”) on the redemption dates set forth below.

Issuance Name	Principal Amount	Trustee	Redemption Price	Redemption Date
7.50% Notes due 2051	$163,500,000	U.S. Bank	Par	September 4, 2018
7.00% Notes due 2052	$525,000,000	U.S. Bank	Par	September 4, 2018
7.00% Notes due 2052	$400,000,000	U.S. Bank	Par	September 4, 2018
7.25% Debentures due 2035	$250,000,000	Bank of New York Mellon	101.55%	September 18, 2018

Total	$1,338,500,000

Pursuant to the terms of each Issuance to be redeemed, on the Redemption Date in addition to the payment of the Redemption Price noted above, accrued and unpaid interest to but excluding the Redemption Date with respect to each Issuance will also be paid.

An aggregate of $1,338,500,000 will be redeemed pursuant to these redemptions. These redemptions will be funded using cash on hand along with borrowings under CenturyLink’s revolving credit facility. In the third quarter, the company estimates that it will record a primarily non-cash charge of approximately $33 million in connection with these redemptions, related to net unamortized debt discount and issuance costs.

Additional information regarding the redemption is available from the respective Trustee for each Issuance.

About CenturyLink

CenturyLink (NYSE: CTL) is the second largest U.S. communications provider to global enterprise customers. With customers in more than 60 countries and an intense focus on the customer experience, CenturyLink strives to be the world’s best networking company by solving customers’ increased demand for reliable and secure connections. The company also serves as its customers’ trusted partner, helping them manage increased network and IT complexity and providing managed network and cyber security solutions that help protect their business.

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, and are subject to various uncertainties. Actual events and results may differ materially from those anticipated by CenturyLink or Qwest in those statements. Factors that could affect actual results include but are not limited to changes in Qwest’s cash requirements or financial position; unanticipated delays in redeeming our outstanding debt securities as described above; changes in general market, economic, tax, regulatory or industry conditions; and other risks referenced from time to time in CenturyLink’s or Qwest’s filings with the Securities and Exchange Commission. You should be aware that new factors may emerge from time to time and it is not possible for CenturyLink or Qwest to identify all such factors, nor can CenturyLink or Qwest predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any of their forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Neither CenturyLink nor Qwest undertakes any obligation to publicly update any of its forward-looking statements for any reason.

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Media Relations Contact:	Investor Relations Contact:
D. Nikki Wheeler	Mark Stoutenberg
Nikki.Wheeler@CenturyLink.com	Mark.Stoutenberg@CenturyLink.com
+1 720-888-0560	+1 720-888-1662